As filed with the Securities and Exchange Commission on March 24, 1998
                                                      Registration No. 333-35215
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GENTA INCORPORATED
             (Exact name of registrant as specified in its charter)

           Delaware                                           33-0326866
--------------------------------------------------------------------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                           3550 General Atomics Court
                           San Diego, California 92121
                                 (619) 455-2700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

DR. KENNETH G. KASSES                            MONICA C. LORD
   Genta Incorporated                        Kramer, Levin, Naftalis & Frankel
3550 General Atomics Court                         919 Third Avenue
San Diego, California 92121                    New York, New York 10022
    (619) 455-2700                                 (212) 715-9100

           (Name, address, including zip code, and telephone number, including area code, of agent for service)


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
___________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                               Proposed Maximum   Proposed Maximium
Class of Securities           Amount to         Offering Price    Aggregate                    Amount of
To Be Registered             be Registered(1)     per share(1)    Offering Price (1)         Registration Fee
---------------------      ----------------   ----------------    ------------------         ----------------
Common Stock,               65,548,982          $1.625             $106,517,096             $32,278
$.001 par value
==============================================================================================================

----------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sale prices for the Common Stock reported on the Nasdaq SmallCap Market on September 3, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                  Subject to Completion, Dated March 24, 1998

                               Genta Incorporated

                        65,548,982 Shares of Common Stock

         This Prospectus covers the sale by certain selling stockholders (the "Selling Stockholders") of 65,548,982 shares (the "Registered Shares") of Common Stock, par value $.001 (the "Common Stock"), of Genta Incorporated ("Genta" or the "Company"). The Registered Shares are issuable (i) upon the conversion of the Company's Series D Convertible Preferred Stock, par value $.001 per share and stated value $100 per share (the "Series D Preferred Stock"), (ii) upon the exercise of the Company's Class D Warrants (the "Class D Warrants") to purchase Common Stock, (iii) upon the exercise of certain other warrants to purchase Common Stock (the "Initial Warrants" and the "Line of Credit Warrants") and (iv) in connection with consulting agreements with certain directors of the Company (the "Consulting Agreements"). 29,998,511 of the Registered Shares (the "Contingent Shares") are issuable only upon a decrease in the present conversion price of the Series D Preferred Stock which may occur under certain circumstances. See "Capital Stock." There are (i) 226,995 shares of Series D Preferred Stock, (ii) 807,900 Class D Warrants, (iii) 6,357,616 Initial Warrants and (iv) 50,000 Line of Credit Warrants currently outstanding. An aggregate of 30,900 shares were issued in connection with the Consulting Agreements. An additional 40,395 shares of Series D Preferred Stock and 201,975 Class D Warrants are issuable up to ten years after December 31, 1997. The resale of the Registered Shares is covered by this Prospectus.

         The Company has agreed to register under the Securities Act of 1933, as amended (the "Securities Act"), all of the Registered Shares. The Company is obligated to keep the Registration Statement (as defined below), of which this Prospectus is a part, effective until the Selling Stockholders have completed the distribution described herein or until the Common Stock registered hereunder is no longer, by reason of Rule 144(k) of the Securities Act, required to be registered for the sale thereof by the Selling Stockholders.

         Each share of Series D Preferred Stock is convertible at any time after the original issuance, at the option of the holder, into shares of Common Stock. The conversion price (the "Conversion Price") of the Series D Preferred Stock is $.94375 on the date hereof, and is subject to adjustment in certain circumstances. See "Capital Stock." Each Class D Warrant may be exercised any time prior to June 30, 2002 (or, if redeemed prior thereto, the date immediately preceding the redemption date) for one share of Common Stock at an exercise price of $.94375 per share, subject to adjustment in certain circumstances. Each Initial Warrant may be exercised any time for one share of Common Stock at an exercise price of $.471875 per share, subject to adjustment in certain circumstances. Each Line of Credit Warrant may be exercised any time for one share of Common Stock at an exercise price of $2.50 per share, subject to adjustment in certain circumstances. No fractional shares will be issued upon exercise of the Class D Warrants, the Initial Warrants and the Line of Credit Warrants, and the Company will pay cash in lieu of fractional shares. The 29,998,511 Contingent Shares have been calculated based on the assumption that the present conversion price of the Series D Preferred Stock is decreased to $.3429. See "Capital Stock."

         The Series D Preferred Stock, the Class D Warrants, the Initial Warrants and the Line of Credit Warrants are not listed on any securities exchange or quoted in any over-the-counter market. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "GNTA." On March 20, 1998, the last sales price of the Common Stock as reported on the Nasdaq SmallCap Market was $1.00.

         The Company will inform the Selling Stockholders that the anti-manipulation provisions of Regulation M ("Regulation M") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to the sales of the Registered Shares. The Company also will advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares.

         The Company will not receive any proceeds from the sale of the Registered Shares. Upon issuance to the Selling Stockholders of all of the Common Stock underlying the Class D Warrants, the Initial Warrants and the Line of Credit Warrants, the Company could receive aggregate proceeds of $3,887,296 (assuming per share exercise prices, which are subject to adjustment in certain circumstances, of $.94375 for the Class D Warrants, $.471875 for the Initial Warrants and $2.50 for the Line of Credit Warrants). The Company is bearing the costs relating to this registration of the Registered Shares, including, without limitation, registration fees, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by this registration (but excluding fees of legal counsel for any Selling Stockholder). All discounts or commissions will be borne by the Selling Stockholders. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders in all open market transactions. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Registered Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

         THE REGISTERED SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SHARES SHOULD CONFIRM THE REGISTRATION OF THE REGISTERED SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

                              ---------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 9.

                              --------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
        SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this Prospectus is _______, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The Common Stock is quoted for trading on the Nasdaq SmallCap Market, and such reports and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the SEC a Registration Statement on Form S-3 (together with all schedules, exhibits and any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Registration Statement and such reports and other information may also be accessed electronically by means of the SEC's site on the World Wide Web at http://www.sec.gov.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC are hereby incorporated by reference into this Prospectus:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 [to be filed].

          2.   The Company's Current Report on Form 8-K, dated February 2, 1998.

          3. The description of the Common Stock of the Company contained in its Registration Statement under the Exchange Act on Form 8-A filed on November 4, 1991.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by references therein). Requests should be submitted in writing or by telephone at (619) 455-2700 to Investor Relations Department, Genta Incorporated, at the principal executive offices of the Company, 3550 General Atomics Court, San Diego, California 92121.


s                                       -3-

                               RECENT DEVELOPMENTS

         Since December 31, 1996, the Company has raised approximately $17 million (net of expenses) in various private placements, including approximately $14 million (net of expenses) in a private placement (the "Private Placement") on June 30, 1997. See Item 1 in "Documents Incorporated by Reference."


                                BUSINESS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus or incorporated herein by reference. Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties, including obtaining sufficient financing to maintain the Company's planned operations, the timely development, receipt of necessary regulatory approvals and acceptances of new products, the successful application of the Company's and Genta Jago Technologies B.V.'s ("Genta Jago") technology to produce new products, the obtaining of proprietary protection for any such technology and products, the impact of competitive products and pricing and reimbursement policies, changing market conditions and the other risks detailed throughout, and in the "Risk Factors" section of, this Prospectus. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

OVERVIEW

         Genta is an emerging biopharmaceutical company engaged in the development of a pipeline of pharmaceutical products. Genta's multi-faceted approach incorporates a product development portfolio with balanced technical risk and a novel drug delivery technology. The Company's primary research and development efforts are focused on the development of proprietary Anticode(TM) oligonucleotide ("Anticode") pharmaceuticals intended to block or regulate the production of disease-related proteins at the genetic level. The Company's Anticode programs are focused primarily in the area of cancer. In late 1995, a Phase I/IIa clinical trial was initiated in the United Kingdom using Genta's Anticode drug ("G3139") in non-Hodgkin lymphoma patients for whom prior therapies have failed. The clinical trial was being conducted in collaboration with the Royal Marsden NHS Trust and the Institute for Cancer Research. In late 1996, an Investigational New Drug application ("IND") for the G3139 clinical program was filed in the United States and allowed to proceed by the United States Food and Drug Administration ("FDA"). In addition, through the Company's 50%-owned drug delivery joint venture with Jagotec AG ("Jagotec"), Genta Jago is developing a number of oral controlled-release drugs. Using Jagotec's patented GEOMATRIX(R) drug delivery technology ("GEOMATRIX"), Genta Jago is developing generic versions of successful brand-name controlled-release drugs and developing controlled-release formulations of drugs currently marketed in only immediate release form. The Company also manufactures and markets specialty biochemicals and intermediate products to the in vitro diagnostic and pharmaceutical industries through its manufacturing subsidiary, JBL Scientific, Inc. ("JBL"), a California corporation acquired by the Company in February 1991.

         The Company's principal executive offices are located at 3550 General Atomics Court, San Diego, California 92121. The Company's telephone number is
(619) 455-2700.

SUMMARY OF BUSINESS AND RESEARCH AND DEVELOPMENT PROGRAMS

         The following table describes the major diseases to which the Company is currently directing its research and product development efforts and the development status of products or product candidates in each area, as well as other aspects of the Company's business:

      Program                          Therapeutic Indications                             Development Status
      -------                          -----------------------                             ------------------
1.   Anticode

     G3139                             o    Impairs production of key cancer protein,      Phase I/IIa clinical trials in the
                                            BCL2 (non-Hodgkin lymphoma, prostate           United Kingdom with respect to non-
                                            and possibly others)                           Hodgkin lymphoma and in the U.S. with
                                                                                           respect to prostate and possibly other
                                                                                           advanced solid tumor malignancies
                                                                                           (however, no patients have yet enrolled
                                                                                           in the U.S. trials)

     Anti-FAK Oligonucleotides         o    Impairs production of key cancer protein,      Pre-clinical
                                            Focal Adhesion Kinase (melanoma,
                                            lymphoma and multiple myeloma)

2.   Oral Controlled-Release Drugs

     Bioequivalent Generics            o    Various                                        Abbreviated New Drug
                                                                                           Applications ("ANDAs") may be
                                                                                           filed for three products in 1998


3.   Biochemical Manufacturing

     Specialty Biochemicals; Intermediate                                                  $4.7 million in 1997 sales
     Products for biotechnology and
     pharmaceutical industries

ANTICODE PROGRAMS

         Genta's Anticode oligonucleotides, based on what has come to be known in the biotechnology industry as "antisense" technology, represent a modern approach to drug development based upon genetic control of disease. Many human diseases have genetic origins that involve either the expression of a harmful foreign gene or the aberrant expression of a normal or mutated human gene. Anticode oligonucleotides are short strands of synthetic nucleic acids designed to bind to ("hybridize" with) specific sequences of disease-related RNA or DNA, thereby blocking or controlling production of disease-related proteins. The Company believes that, because of their selective binding properties, Anticode oligonucleotides will not interfere with the function of normal cells, and therefore, will elicit significantly fewer side effects than traditional drugs. Anticode drugs may attack a disease at one of two levels. One approach is to prevent the synthesis of essential disease-related proteins. In this approach, certain oligonucleotides are used to interrupt the processing of, or selectively to destroy, individual messenger RNA (mRNA) sequences, which leads to the down-regulation (lowering of levels) of specific proteins and thereby effectively  eliminates  the  disease.  This is referred  to as the  "antisense"
mechanism  of  action.   A  second   therapeutic   opportunity   is  to  prevent
transcription of disease-causing DNA into the mRNA copy of the gene. This is referred to as the "triple-strand to DNA" mechanism of activity.

         The Company's Anticode research and development efforts are currently focused primarily on its cancer program as described below. Extensive additional development will be required, and there can be no assurance that any product will be successfully developed or will receive the necessary regulatory approvals.

BCL2 Gene Target

         The BCL2 gene is a proto-oncogene and a major inhibitor of apoptosis (programmed cell death) of cancerous cells. The protein produced by this gene has two known critical functions in the progression of cancer: it makes cancer cells immortal, creating a survival advantage of malignant over normal cells; and it confers resistance to radiation and chemotherapy, rendering those treatments ineffective in the late stages of many types of cancer. Genta's lead anti-BCL2 molecule, G3139, is designed to inactivate the RNA that produces the BCL2 protein product, thereby preventing cellular production of the protein. High levels of BCL2 are associated with a poor clinical prognosis in many solid tumor and hematological malignancies such as lymphoma, leukemia, melanoma, multiple myeloma and prostate and breast cancers. The Company believes that its Anticode strategy against the BCL2 gene has the potential to represent a significant therapeutic opportunity in many of these cancers.

         In preclinical studies conducted by Dr. Finbarr Cotter, at the Institute for Child Health in London, an anti-BCL2 oligonucleotide was shown to cure lymphoma-like disease induced by the injection of human B-cell lymphoma cells in immunodeficient mice. In addition, in a variety of other animal studies, anti- BCL2 Anticode oligonucleotides were found to inhibit the growth of human melanoma, colon and human breast cancer tumors in immunodeficient mice. G3139 has demonstrated efficacy in these preclinical studies when administered as a single agent.

         In late 1995, a Phase I/IIa clinical trial was initiated in the United Kingdom using Genta's anti-BCL2 Anticode oligonucleotide, G3139, in human non-Hodgkin lymphoma patients for whom prior therapies have failed. The clinical trial was conducted in collaboration with the Royal Marsden NHS Trust ("Royal Marsden") and the Institute for Cancer Research under the direction of Dr. David Cunningham. The principal aim of this Phase I/IIa study was to define the maximum tolerated dose of G3139. Secondary objectives include measurement of clinical and biochemical disease parameters. To date doses have been escalated 42 fold from initial levels. The Company has completed its trial with Royal Marsden and believes that other than mild topical skin irritation in most of the patients, no serious drug attributable or dose-limiting adverse effects were seen until the maximum tolerated dose was reached. The dose-limiting toxicity for G3139 was reversible thrombocytopenia. Initial results reported in the Lancet Article (as defined below) revealed that four of nine patients observed had shown improvements and in one patient the tumor had completely disappeared. These results have been accepted for journal publications (including an article entitled "BCL2 antisense therapy in patients with non-Hodgkin lymphoma" that appeared in the April 19, 1997 issue of The Lancet (the "Lancet Article") describing interim results of the Phase I/IIa clinical trial) and presentation at peer meetings, including that of the American Society of Clinical Oncologists.

         In December 1997, a Phase I/IIa clinical trial was initiated in the United States at Memorial Sloan-Kettering Cancer Center ("MSKCC") to evaluate G3139, a lead compound of Genta's Anticode technology, against prostrate cancer. The first part of this Phase I/IIa study is designed to define the maximum tolerated dose or optimal biological dose with continuous intravenous infusion and the second part is to determine the efficacy of the drug in advanced, androgen independent prostate cancer. Patient recruitment is underway at MSKCC in New York City.

         In December 1996, the FDA granted the Company an allowance to initiate clinical trials under an IND for the use of G3139 against non-Hodgkin lymphoma.

In 1977, the Company expanded the IND to include the use of G3139 against prostate cancer. In addition, the Company anticipates that it may expand this IND to include the use of G3139 against other types of cancers, including melanoma, prostate and other solid tumors. The Company has had discussions with several cancer centers regarding additional Phase I/IIa clinical trials of G3139 under the Company's current IND and such proposed INDs. The Company is currently discussing protocols and cost-sharing arrangements with such centers and believes that clinical trials could be commenced in the first half of 1998. In addition, the Company has had discussions with the National Cancer Institute ("NCI") regarding additional Phase I and II clinical trials. Assuming the Company agrees to move forward with such NCI sponsored trial, the Company will collaborate with NCI on the design of such clinical studies and the selection of tumor targets. Tumors under consideration for clinical study include malignant melanoma, breast, prostate and colorectal cancers. NCI would cover the costs of running both pre-clinical and clinical studies. Genta would be responsible for supplying NCI with necessary quantities of G3139 to carry out this work.

         In September 1996, the Company received a notice of an allowance from the United States Patent and Trademark Office for patent claims covering antisense compounds targeted against BCL2. Those claims covering compositions of matter give Genta exclusive rights to target sequences of the BCL2 gene. The patent claims cover the Company's proprietary Anticode molecules which target BCL2, including its lead clinical candidate, G3139. Other related patents and claims in the United States and Europe are still pending.

Focal Adhesion Kinase (FAK) Gene Target

         FAK protein is involved in the regulation of adhesion-dependent growth and motility of cells. In a variety of cancers - human epithelial and mesenchymal tumors, such as those implicated in melanoma, lymphoma and multiple myeloma--the manufacture of FAK protein ("FAK expression") is highly active. Moreover, increased FAK expression correlates with increased invasiveness and increased ability of cancer to metastasize (spread of cancer through body). In collaborative pre-clinical experiments with Dr. William G. Cance, at the University of North Carolina, Genta's Anticode oligonucleotides against FAK were shown to inhibit the growth of a primary (the site at which the cancer is believed to have begun) tumor and to virtually eliminate metastases in human melanoma/immunocompromised mice xenograft models. Combined with the observation that anti-FAK oligonucleotides appear to show few adverse effects against normal tissues, such results indicate that the FAK target may represent a promising therapeutic opportunity for both the treatment of primary disease and the prevention of metastatic disease.

Functional Genomics Capabilities

         The Company's research has also led to the development of an expertise in functional genomics, particularly in the area of target validation.

ORAL CONTROLLED-RELEASE DRUGS

         Formulations of drugs using the GEOMATRIX technology are designed to swell and gel when exposed to gastrointestinal fluids. This swelling and gelling is designed to allow the active drug component to diffuse from the tablet into the gastrointestinal fluids, gradually over a period of up to 24 hours. The Company believes that the GEOMATRIX technology may have other benefits which, collectively, may distinguish it from competing controlled-release technologies. The Company believes GEOMATRIX formulations can control drug release and potentially modulate pharmacokinetic profiles to produce a variety of desired clinical effects. For example, the GEOMATRIX technology may be used to formulate tablets with a rapid or a delayed therapeutic effect by varying the release characteristics of the drug from the tablet. The GEOMATRIX technology may also be used to formulate tablets that release two drugs at the same or different rates, or tablets that release a drug in several pulses after administration.

         Genta Jago is using the GEOMATRIX drug delivery technology to develop oral controlled-release formulations for a broad range of presently marketed drugs which have lost, or will in the near to mid-term lose, patent protection and/or marketing exclusivity. Certain of these presently marketed drugs are already available in a controlled-release format, while others are only available in an immediate release format that requires dosing several times daily. In the case of drugs already available in a controlled-release format, Genta Jago is seeking to develop bioequivalent generic products which would be therapeutic substitutes for the branded products. In the case of currently marketed products that are only available in immediate release form requiring multiple daily dosing, Genta Jago is seeking to develop once or twice-daily controlled-release formulations. The potential benefits of Genta Jago's oral controlled-release formulations may include improved compliance, greater efficacy and reduced side effects as a result of a more constant drug plasma concentration than that associated with immediate release drugs administered several times daily.

         Genta   Jago's   strategy   is   to    commercialize    its   GEOMATRIX
controlled-release products worldwide primarily by forming alliances with major pharmaceutical companies. Genta Jago has established three such collaborations.

Genta Jago currently has eight products in various stages of development that are intended to be bioequivalent generic versions of brand-name, controlled-release drugs currently marketed by others. Three of these products, nifedipine (Procardia XL(R)), ketoprofen (Oruvail(R)), and naproxen (Naprelan(R)) are currently undergoing manufacturing scale-up after completion of formulation development and pilot human pharmacokinetic studies. During the manufacturing scale-up phase of development, Genta Jago and its collaborators are seeking to proceed from the production of small-scale research quantities to the production of larger-scale quantities necessary for commercial scale manufacturing. The scale-up has not yet been successfully completed for these products. Assuming successful completion of manufacturing scale-up, pivotal bioequivalency studies are scheduled to begin for these products in 1998. Genta Jago believes that if such bioequivalency studies are successfully completed, ANDAs may be filed with the FDA for three of its products in 1998. In addition, a potentially bioequivalent version of Covera-HS(R) (verapamil) is undergoing additional formulation development and pilot pharmacokinetic studies. Genta Jago intends to proceed with manufacturing scale-up on this product during 1998. There can be no assurance that any product will be successfully developed or receive the necessary regulatory approvals. See "Risk Factors--Claims of Genta's Defaults Under Various Agreements."

MANUFACTURING/JBL

         Genta obtained its manufacturing capabilities in early 1991 through the acquisition of JBL. JBL is a manufacturer of high-quality specialty biochemicals and intermediate products for the pharmaceutical and in vitro diagnostic industries. A number of Fortune 500 companies utilize JBL products as raw material in the production of a final product. JBL manufactures and markets specialty biochemicals and intermediate products to over 100 purchasers in the pharmaceutical and diagnostic industries. JBL may in the future be able to manufacture commercial grade Anticode oligonucleotides, including G3139. However, the manufacturing facilities at JBL will also need to be formally inspected by the FDA for compliance with requirements for Good Manufacturing Practices ("GMP"). The Company is continuing to review and develop procedures, documentation and facilities for the production of Anticode oligonucleotides which it believes will adequately comply with the necessary GMP requirements. The Company is currently having G3139 made on a contract manufacturing basis by a third party supplier. See "Risk Factors--Difficult Manufacturing Processes; Access to Certain Raw Materials."

To the extent Genta is able to establish its own manufacturing capability for G3139, the Company should be able to reduce the cost of producing such oligonucleotides. Failure to establish compliance with GMP to the satisfaction of the FDA can result in delays in establishing the Company's own manufacturing capability, and there can be no assurance that the Company will be able to establish such manufacturing capability.


                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following factors should be considered carefully by prospective investors before purchasing the shares of Common Stock offered hereby:

         Need for Additional Funds. Genta's operations to date have consumed substantial amounts of cash. Substantial additional sources of financing will be required in order for the Company to continue its planned operations. The Company will need to raise substantial additional funds to conduct the costly and time-consuming research, pre-clinical development and clinical trials necessary to bring its products to market and to establish production and marketing capabilities. The Company intends to seek additional funding through public or private financings, including equity financings, and through collaborative arrangements. Adequate funds for these purposes, whether obtained through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. The Company's future cash requirements will be affected by results of research and development, results of pre-clinical studies and bioequivalence and clinical trials, relationships with corporate collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, resources devoted to Genta Jago, the FDA and foreign regulatory process, potential litigation by companies seeking to prevent or delay marketing approval of Genta Jago's products and other factors.

         Subordination of Common Stock to Series A and Series D Preferred Stock; Risk of Dilution; Anti-dilution Adjustments. In the event of the liquidation, dissolution or winding up of the Company, the Common Stock is expressly subordinate to the approximately $27.2 million preference of the 453,100 outstanding shares of Series A Preferred Stock and the approximately $37.4 million preference of 267,390 shares of Series D Preferred Stock (including 40,395 shares of Series D Preferred Stock issuable upon exercise of certain warrants). Dividends may not be paid on the Common Stock unless full cumulative dividends on the Series A and Series D Preferred Stock have been paid or funds have been set aside for such preferred dividends by the Company.

         The conversion rate of the Series A Preferred Stock and the exercise price of warrants issued in connection with the Series A Preferred Stock (the "Series A Warrants") are subject to adjustment, among other things, upon certain issuances of Common Stock or securities convertible into Common Stock at $67.50 per share or less. As of March 1, 1998, each share of Series A Preferred Stock is convertible into approximately 7.26 shares of Common Stock and the exercise price of the Series A Warrants is $9.32 per share. There are outstanding Series A Warrants to purchase an aggregate of 675,966 shares of Common Stock, which expire on September 24, 1998. The conversion rate of the Series D Preferred Stock and the exercise prices of the Class D Warrants are subject to adjustment, among other things, upon certain issuances of Common Stock or securities convertible into Common Stock at prices per share below certain levels. In addition, the Conversion Price of the Series D Preferred Stock in effect on June 29, 1998 (the "Reset Date") will be adjusted and reset effective as of the Reset Date if the average closing bid price of the Common Stock for the 20 consecutive trading days immediately preceding the Reset Date (the "12 Month Trading Price") is less than l40% of the then applicable Conversion Price (a "Reset Event"). Upon the occurrence of a Reset Event, the then applicable Conversion Price will be reduced to be equal to the greater of (i) the 12 Month Trading Price divided by l.40, and (ii) 25% of the then applicable Conversion Price. Each share of Series D Preferred Stock is presently convertible into 106 shares of Common Stock and the exercise price of the Class D Warrants is presently $.94375 per share. There are 807,900 Class D Warrants outstanding and another 201,975 Class D Warrants issuable upon the exercise of certain warrants. Finally, the Company has outstanding warrants to purchase an aggregate of 6,357,616 shares of Common Stock at an exercise price of $.471875 per share, warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $2.50 per share, warrants to purchase an aggregate of 95,769 shares of Common Stock at various exercise prices between approximately $13 and $21 per share and outstanding employee stock options.

         Claims of Genta's Default Under Various Agreements. On May 7, 1997 Jago and Jagotec gave Genta Jago formal notices of its assertion that Genta Jago is in breach of the Restated GEOMATRIX(R) Services Agreement, the Restated GEOMATRIX(R) Research and Development Agreement and the Restated GEOMATRIX(R) License Agreement, stating that should the breach not be cured within the applicable cure period, Genta Jago would reserve the right to terminate the agreements in accordance with their terms. Each of these Agreements provides for a cure period of 30 days, except that if the default is not capable of being cured within this period and the defaulting party is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, then the non-breaching party shall have no right to terminate the Agreement. In addition each of these Agreements contains a provision providing for the final resolution of any disputes, claims or controversies, whether before or after termination of the Agreement, by arbitration in Paris, France. After the 30 day cure period expired, Jago did not take action purporting to terminate these Agreements but did not rescind the notices of default. Jago, Jagotec and Jago Holding AG also gave formal notice of default under the Restated Joint Venture and Shareholders Agreement, contending that due to Genta's failure to meet its funding obligations to Genta Jago, Genta Jago was unable to fulfill its obligations to Jago. The amount claimed by Jago to be in default is approximately $1.2 million, of which $200,000 relates to 1997 and $1.0 million relates to development costs and license fees for 1996. There is no specific cure period contained in the Restated Joint Venture and Shareholders Agreement but rather a provision providing for resolution of disputes, claims or controversies by arbitration in Paris, France. The Company recently met with Jago and is attempting to resolve the situation without resort to arbitration. While a termination of these agreements may have a material adverse effect on the Company, the Company intends vigorously to oppose Jago's position. Without prejudice to Genta's position, Genta provided approximately $129,000 to Genta Jago for the payment by Genta Jago of all amounts claimed by Jago under the Restated GEOMATRIX(R) License Agreement and certain other amounts owed by Genta Jago to third parties (both included in Jago's notice of default). On May 15, 1997, Johns Hopkins sent Genta a letter stating that the Johns Hopkins Agreement is terminated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Form 10-K for the year ended December 31, 1997. ANVAR asserted, in a letter dated February 13, 1998, that Genta Europe was not in compliance with the ANVAR Agreement, and that ANVAR might request the immediate repayment of such loan. The Company does not believe that under the terms of the ANVAR Agreement ANVAR is entitled to request early repayment and is working with ANVAR to achieve a mutually satisfactory resolution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Form 10-K for the year ended December 31, 1997, as amended. There can be no assurance that the Company will not incur material costs in relation to these terminations and/or assertions of default.

         Early Stage of Development; Technological Uncertainty. Genta is at an early stage of development. All of the Company's potential therapeutic products are in research or development, and no revenues have been generated from therapeutic product sales. To date, a portion of the Company's resources have been dedicated to applying molecular biology and medicinal chemistry to the research and development of potential pharmaceutical products based upon Anticode technology. While the Company has demonstrated the activity of Anticode technology in model systems in vitro and the activity of antisense technology in animals and has identified a number of compounds which the Company believes are worthy of additional testing, only one of these potential Anticode products has begun to be tested in humans, with such testing in its early stages. There can be no assurance that the novel approach of Anticode technology to develop therapeutic products will result in products which receive necessary regulatory approvals or that will be successful commercially. Further, results obtained in pre-clinical studies or pilot bioequivalence trials are not necessarily indicative of results that will be obtained in human clinical testing or pivotal bioequivalence trials, respectively. The Company is also developing products for certain diseases where no animal models exist. There can be no assurance that any of the Company's or Genta Jago's potential products can be successfully developed. Furthermore, the Company's products in research or development may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. There can be no assurance that the Company will be permitted to undertake human clinical testing of the Company's products currently in pre-clinical development, or, if permitted, that such products will be demonstrated to be safe and efficacious. The Company is pursuing research and development, through Genta Jago, of a range of oral controlled-release formulations of currently available pharmaceuticals. Many of the products to be developed through Genta Jago have not yet been successfully formulated using GEOMATRIX technology. In addition, none of the products being developed through Genta Jago has had its manufacturing process successfully scaled-up for commercial production or has started pivotal bioequivalence trials. In addition, there can be no assurance that any of the Company's or Genta Jago's products will obtain FDA or foreign regulatory approval for any indication or that an approved compound would be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from Genta's or Genta Jago's research and development programs are not expected to be commercially available for a number of years.

         Loss History; Uncertainty of Future Profitability. Genta has been unprofitable to date, incurring substantial operating losses associated with ongoing research and development activities, pre-clinical testing, clinical trials, manufacturing activities and development activities undertaken by Genta Jago. From the period since its inception to December 31, 1997, the Company has incurred a cumulative net loss of $121.5 million. The Company has experienced significant quarterly fluctuations in operating results and expects that these fluctuations in revenues, expenses and losses will continue. The Company has historically experienced significant quarterly fluctuations in its level of product sales, generally reflecting the timing and degree of customer demand for various products. The Company's independent auditors have included an explanatory paragraph in their report to the Company's financial statements at December 31, 1997, which paragraph expresses substantial doubt as to the Company's ability to continue as a going concern. However, in 1997, the Company has raised net proceeds of approximately $17 million (net of expenses) in various private placements. See "Recent Developments."

         Limited Availability of Net Operating Loss Carry Forwards. For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1997 are approximately $71,697,000 and $15,236,000, respectively. These carryforwards will expire beginning in 2003. The Tax Reform Act of 1986 provided for a limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes. The Company believes that the Private Placement, together with certain prior issuances of securities, may restrict the Company's ability to utilize its net operating losses and tax credits. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, respectively, the Company may not be fully able to use its net operating loss and tax credits for federal income tax purposes.

         Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Company is restricted from paying cash dividends on its Common Stock until such time as all cumulative dividends have been paid on outstanding shares of its Series A and Series D Preferred Stock. The Company currently intends to retain its earnings, if any, after payment of dividends on outstanding shares of Series A and Series D Preferred Stock, for the development of its business.

         No Assurance of Regulatory Approval; Government Regulation. The FDA and comparable agencies in foreign countries impose substantial premarket approval requirements upon the introduction of pharmaceutical products through lengthy and detailed pre-clinical and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements, which includes demonstrating to the satisfaction of the FDA and foreign regulatory agencies that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product. There can be no assurance that such testing will show any product to be safe or efficacious or, in the case of certain of Genta Jago's products, to be bioequivalent to a currently marketed pharmaceutical. Government regulation also affects the manufacture and marketing of pharmaceutical products. The effect of government regulation may be to delay marketing of any new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's or Genta Jago's activities and to diminish any competitive advantage that the Company or Genta Jago may attain. It may take years before marketing approvals are obtained for the Company's or Genta Jago's products, if at all. There can be no assurance that FDA or other regulatory approval for any products developed by the Company or Genta Jago will be granted on a timely basis, if at all, or, if granted, that such approval will cover all the clinical indications for which the Company or Genta Jago is seeking approval or will not sustain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Further, with respect to the reformulated versions of currently available pharmaceuticals being developed through Genta Jago, there is a substantial risk that the manufacturers or marketers of such currently available pharmaceuticals will seek to delay or block regulatory approval of any reformulated versions of such pharmaceuticals through litigation or other means. Any significant delay in obtaining, or failure to obtain, such approvals would materially adversely affect the Company's and Genta Jago's revenue. Moreover, additional government regulation from future legislation or administrative action may be established which could prevent or delay regulatory approval of the Company's or Genta Jago's products or further regulate the prices at which the Company's or Genta Jago's proposed products may be sold.

         The Company is also subject to various foreign, federal, state and local laws, regulations and recommendations (collectively "Governmental Regulations") relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use, manufacture, storage, handling and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work and manufacturing processes. Sampling conducted at the JBL facility revealed the presence of chloroform and perchloroethylenes ("PCEs") in the soil and groundwater at this site (the "Spill"). Six soil borings were drilled and groundwater wells were installed at several locations around the site. Chloroform was detected below regulatory action levels, and PCEs were detected slightly above regulatory action levels. JBL has notified the appropriate regulatory agency of conditions at the site and with the agency's approval, JBL is monitoring groundwater conditions at the site on a quarterly basis. While current sampling results indicate that these contaminants are not migrating off-site, there is the potential that these contaminants may, in the future, impact off-site wells, one of which is used as a drinking water source. The Company believes that any costs associated with further investigating or remediating this contamination will not have a material adverse effect on the business of the Company, although there can be no assurance thereof. The Company believes that it is in material compliance with Governmental Regulations, however there can be no assurance that the Company will not be required to incur significant costs to comply with Governmental Regulations in the future.

         Uncertainty Regarding Patents and Proprietary Technology. The Company's and Genta Jago's success will depend, in part, on their respective abilities to obtain patents, maintain trade secrets and operate without infringing the proprietary rights of others. No assurance can be given that patents issued to or licensed by the Company or Genta Jago will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company or Genta Jago. There can be no assurance that the Company's or Genta Jago's patent applications will be approved, that the Company or Genta Jago will develop additional products that are patentable, that any issued patent will provide the Company or Genta Jago with any competitive advantage or adequate protection for its inventions or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company or Genta Jago to do business. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company or Genta Jago. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's or Genta Jago's products or design around any patented products developed by the Company or Genta Jago. The Company and Genta Jago rely on secrecy to protect technology in addition to patent protection, especially where patent protection is not believed to be appropriate or obtainable. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's or Genta Jago's trade secrets, or that the Company or Genta Jago can effectively protect its rights to its unpatented trade secrets.

         Genta and Genta Jago have obtained licenses or other rights to patents and other proprietary rights of third parties, and may be required to obtain licenses to additional patents or other proprietary rights of third parties. No assurance can be given that any existing licenses and other rights will remain in effect or that any licenses required under any such additional patents or proprietary rights would be made available on terms acceptable to the Company or Genta Jago, if at all. If Genta's or Genta Jago's licenses and other rights are terminated or if Genta or Genta Jago cannot obtain such additional licenses, Genta or Genta Jago could encounter delays in product market introductions while it attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. In addition, the Company or Genta Jago could incur substantial costs, including costs caused by delays in obtaining regulatory approval and bringing products to market, in defending itself in any suits brought against the Company or Genta Jago claiming infringement of the patent rights of third parties or in asserting the Company's or Genta Jago's patent rights, including those granted by third parties, in a suit against another party. The Company or Genta Jago may also become involved in interference proceedings declared by the United States Patent and Trademark Office in connection with one or more of its patents or patent applications, which could result in substantial cost to the Company or Genta Jago, as well as an adverse decision as to priority of invention of the patent or patent application involved. There can be no assurance that the Company or Genta Jago will have sufficient funds to obtain, maintain or enforce patents on their respective products or technology, to obtain or maintain licenses that may be required in order to develop and commercialize their respective products, to contest patents obtained by third parties, or to defend against suits brought by third parties.

         Dependence on Others. The Company's and Genta Jago's strategy for the research, development and commercialization of their products requires negotiating, entering into and maintaining various arrangements with corporate collaborators, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. No assurance can be given that they will obtain such collaborative arrangements on acceptable terms, if at all, nor can any assurance be given that any current collaborative arrangements will be maintained.

         Technology Licensed From Third Parties. The Company has entered into certain agreements with, and licensed certain technology and compounds from, third parties. The Company has relied on scientific, technical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements, including the Genta Jago agreements, and will rely on such data in support of development of certain products. Although the Company has no reason to believe that this information contains errors of omission or fact, there can be no assurance that there are no errors of omission or fact that would materially affect the future approvability or commercial viability of these products.

         Potential Adverse Effect of Technological  Change and Competition.  The
biotechnology industry is subject to intense competition and rapid and significant technological change. The Company and Genta Jago have numerous competitors in the United States and other countries for their respective technologies and products under development, including among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's or Genta Jago's competitors will not succeed in developing products or other novel technologies that are more effective than any which have been or are being developed by the Company or Genta Jago or which would render the Company's or Genta Jago's technology and products non-competitive. Many of the Company's and Genta Jago's competitors have substantially greater financial, technical, marketing and human resources than the Company or Genta Jago. In addition, many of those competitors have significantly greater experience than the Company or Genta Jago in undertaking pre-clinical testing and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in healthcare. Accordingly, the Company's or Genta Jago's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company or Genta Jago and such competitors may succeed in delaying or blocking regulatory approvals of the Company's or Genta Jago's products. In December of 1997, a competitor of the Company, Elan Corporation, received approval of their ANDA for a generic formulation of Oruvail(R) (ketoprophen), and another company, Mylan Laboratories, Inc., has filed an ANDA for a generic formulation of Procardia
XL(R) (nifedipine). Furthermore, if the Company or Genta Jago is permitted to commence commercial sales of products, it will also be competing with respect to marketing capabilities, an area in which it has limited or no experience, and manufacturing efficiency. There are many public and private companies that are conducting research and development activities based on drug delivery and antisense technologies. The Company believes that the industry-wide interest in such technologies will accelerate and competition will intensify as the techniques which permit drug design and development based on such technologies are more widely understood.

         Uncertainty of Clinical Trials and Results. The results of clinical trial and pre-clinical testing are subject to varying interpretations. Even if the development of the Company's products advances to the clinical stage, there can be no assurance that they will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, may take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if products are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business, financial condition, prospects and results of operations. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that they will not be rendered obsolete by products of competitors.

         Difficult Manufacturing Process; Access to Certain Raw Materials. The manufacture of Anticode oligonucleotides is a time-consuming and complex process. Management believes that the Company has the ability to acquire or produce quantities of oligonucleotides sufficient to support its present needs for research and its projected needs for its initial clinical development programs. However, in order to obtain oligonucleotides sufficient to meet the volume and cost requirements needed for certain commercial applications of Anticode products, Genta requires raw materials currently provided by a single supplier which is itself a development stage biotechnology company (and a competitor of the Company) and is subject to uncertainties including the potential for a decision by such supplier to discontinue production of such raw materials, the insolvency of such supplier or the failure of such supplier to follow applicable regulatory guidelines. Products based on chemically modified oligonucleotides have never been manufactured on a commercial scale. The manufacture of all of the Company's and Genta Jago's products will be subject to current GMP requirements prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There can be no assurance that the Company or Genta Jago will be able to manufacture products, or have products manufactured for it, in a timely fashion at acceptable quality and prices, that they or third party manufacturers can comply with GMP or that they or third party manufacturers will be able to manufacture an adequate supply of product.

         Limited Sales, Marketing and Distribution Experience. The Company and Genta Jago have very limited experience in pharmaceutical sales, marketing and distribution. In order to market and sell certain products directly, the Company or Genta Jago would have to develop or subcontract a sales force and a marketing group with technical expertise. There can be no assurance that any direct sales or marketing efforts would be successful.

         Uncertainty of Product Pricing, Reimbursement and Related Matters. The Company's and Genta Jago's business may be materially adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets the pricing or profitability of healthcare products is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. While the Company cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the adoption of any such proposal or reform could adversely affect the commercial viability of the Company's and Genta Jago's potential products. In addition, in both the United States and elsewhere, sales of healthcare products are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services and therefore, significant uncertainty exists as to the reimbursement of existing and newly approved healthcare products. If the Company or Genta Jago succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company or Genta Jago to sell its products on a competitive basis.

         Dependence on Qualified Personnel. The Company's success is highly dependent on the hiring and retention of key personnel and scientific staff. The loss of key personnel or the failure to recruit necessary additional personnel does and will further impede the achievement of development objectives. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that Genta will be able to continue to attract and retain the qualified personnel necessary for the development of its business.

         Product Liability Exposure; Limited Insurance Coverage. The Company's, JBL's and Genta Jago's businesses expose them to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic products. If available, product liability insurance for the pharmaceutical industry generally is expensive. The Company has obtained a level of liability insurance coverage which it deems appropriate for its current stage of development. However, there can be no assurance that the Company's present insurance coverage is adequate. Such existing coverage may not be adequate as the Company further develops products, and no assurance can be given that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim would not have a material adverse effect on the business or financial condition of the Company.

         Fundamental Change. The Company's Restated Certificate of Incorporation currently provides that upon the occurrence of a "Fundamental Change," the holders of Series A Preferred Stock have the option of requiring the Company to repurchase all of each such holder's shares of Series A Preferred Stock at the Redemption Price, an event that could result in the Company being required to pay to the holders of Series A Preferred Stock cash in the aggregate amount of approximately $27.2 million. Furthermore, if the Company is required to redeem the Series A Preferred Stock it would also be required (subject to certain conditions) to offer to redeem the Series D Preferred Stock on a pari passu basis with the Series A Preferred Stock and with the same type of consideration paid in redemption of the Series A Preferred Stock; upon a Fundamental Change, the Company could be required to pay the holders of Series D Preferred Stock cash in the aggregate amount of approximately $31.8 million (not including an additional $5.7 million that could be payable upon redemption of 40,395 shares of Series D Preferred Stock issuable upon exercise of certain warrants). "Fundamental Change" is defined as: (i) a "person" or "Group" (as defined), together with any affiliates thereof, becoming the beneficial owner (as defined) of Voting Shares (as defined) of the Company entitled to exercise more than 60% of the total voting power of all outstanding Voting Shares of the Company (including any Voting Shares that are not then outstanding of which such person or Group is deemed the beneficial owner) (subject to certain exceptions); (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale, lease or transfer of all or substantially all of the assets of the Company to another person (subject to certain exceptions); (iii) the sale, transfer or other disposition (or the entry into a commitment to sell, transfer or otherwise dispose) of all of any portion of the shares of Genta Jago held at any time by the Company (or the imposition of any material lien on such shares which lien is not removed within 30 days of imposition) and the sale (or functional equivalent of a sale) of all or substantially all of the assets of Genta Jago or (iv) the substantial reduction or elimination of a public market for the Common Stock as the result of repurchases, delisting or deregistration of the Common Stock or corporate reorganization or recapitalization undertaken by the Company.

         Hazardous Materials; Environmental Matters. The Company's research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company may be held liable for any damages that result, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws of regulations. See "Risk Factors--No Assurance of Regulatory Approval; Government Regulation" for a discussion of the Spill.

         Volatility of Stock Price; Market Overhang from Outstanding Convertible Securities and Warrants. The market price of the Company's Common Stock, like that of the common stock of many other biopharmaceutical companies, has been highly volatile and may be so in the future. Factors such as, among other things, the results of pre-clinical studies and clinical trials by Genta, Genta Jago or their competitors, other evidence of the safety or efficacy of products of Genta, Genta Jago or their competitors, announcements of technological innovations or new therapeutic products by the Company, Genta Jago or their competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, and market conditions for biopharmaceutical stocks in general could have a significant impact on the future price of the Common Stock. At the Company's Annual Meeting of Stockholders held on April 4, 1997, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation effecting a one-for-ten reverse stock split of its Common Stock. The stockholders also approved a reduction of the Company's authorized shares of Common Stock from 150,000,000 to 70,000,000. The Company commenced trading on a post reverse split basis at the commencement of trading on April 7, 1997. As of March 1, 1998, the Company had 5,737,756 shares of Common Stock outstanding. Future sales of shares of Common Stock by existing stockholders and option holders also could adversely affect the market price of the Common Stock.

         No predictions can be made of the effect that future market sales of the shares of Common Stock underlying the convertible securities and warrants referred to under the caption "Risk Factors--Subordination of Common Stock to Series A and Series D Preferred Stock; Risk of Dilution; Anti-dilution Adjustments," or the availability of such securities for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices.

         Certain Interlocking Relationships; Potential Conflicts of Interest. The Aries Trust, a Cayman Islands trust, and the Aries Domestic Fund, L.P., a Delaware limited partnership (collectively, the "Aries Funds"), have the contractual right to appoint a majority of the members of the Board of Directors of the Company. The Aries Funds have appointed Michael S. Weiss to the Board of Directors. David R. Walner, the Secretary of the Company, is an Associate Director and Secretary of Paramount Capital Asset

Management, Inc. ("PCAM"). PCAM is the investment manager and general partner of The Aries Trust and the Aries Domestic Fund, L.P., respectively. The Aries Funds currently do not hold a controlling block of voting stock, although the Aries Funds have the present right to appoint a majority of the Board of Directors, and to convert and exercise their securities into a significant portion of the outstanding Common Stock. See "Risk Factors--Concentration of Ownership and Control" below. In addition to the Aries Funds' investments in the Company that are disclosed in the documents incorporated herein by reference, the Aries Funds also engaged in the following transactions: on December 2, 1997, the Aries Funds purchased an aggregate of 54,000 shares of Series A Preferred Stock; on December 29, 1997, warrants to purchase an aggregate of 1,000 shares of Series D Preferred Stock and 5,000 Class D Warrants were allocated to the Aries Funds by Paramount Capital, Inc., which warrants were received in connection with the Private Placement; and on December 31, 1997, the Aries Funds converted the outstanding principal of, and interest on, their respective Senior Secured Convertible Bridge Notes of the Company into an aggregate of 52,415 shares of Series D Preferred Stock. Dr. Lindsay A. Rosenwald, the President and sole stockholder of PCAM, is also the President of Paramount Capital, Inc. and of Paramount Capital Investments LLC, a New York-based merchant banking and venture capital firm specializing in biotechnology companies ("PCI"). In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and the Company does not expect and purchasers of the securities offered hereby should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to the Company. In addition, certain of the current officers and directors of the Company or certain of any officers or directors of the Company hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with those of the Company.

         Concentration of Ownership and Control. The Company's directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of the Company's directors and most other stockholder actions. See "Risk Factors--Certain Interlocking Relationships; Potential Conflicts of Interest." Accordingly, the Aries Funds have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. These arrangements may discourage or prevent any proposed takeover of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events. See also, "Risk Factors--Effect of Certain Anti-Takeover Provisions" below.

         Effect of Certain Anti-Takeover Provisions. The Company's Restated Certificate of Incorporation and By-laws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66-2/3% of the Company's voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in the Company's Restated Certificate of Incorporation. Additionally, the Company has contractual obligations to certain of its security holders which may impair potential takeovers. Further, pursuant to the terms of its stockholder rights plan adopted in December 1993, the Company has distributed a dividend of one right for each outstanding share of Common Stock. These rights will cause a substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts. The stockholder rights plan was amended to permit the consummation of the $3 million private placement in February 1997 and the Private Placement in June 1997.

         Risks of Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's securities were not listed on a national securities exchange nor listed on a qualified automated quotation system, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions including the securities being quoted on the Nasdaq National Market or SmallCap Market. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell any of the Company's securities in the secondary market.

         The foregoing required penny stock restrictions will not apply to the Company's securities if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from the penny stock restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

         If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be materially adversely affected.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Registered Shares. Upon issuance to the Selling Stockholders of all of the Common Stock underlying the Class D Warrants, the Initial Warrants and the Line of Credit Warrants, the Company could receive aggregate proceeds of $3,887,296 (assuming per share exercise prices, which are subject to adjustment in certain circumstances, of $.94375 for the Class D Warrants, $.471875 for the Initial Warrants and $2.50 for the Line of Credit Warrants).


                                  CAPITAL STOCK

         The authorized capital stock of Genta consists of 70,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

         As of March 1, 1998, there were 5,737,756 shares of Common Stock, 453,100 shares of Series A Preferred Stock and 226,995 shares of Series D Preferred Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Genta's Restated Certificate of Incorporation does not provide for cumulative voting. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In the event of a liquidation, dissolution or winding up of Genta, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

         The shares of Series D Preferred Stock are convertible into shares of Common Stock at a Conversion Price of $.94375 on the date hereof. The Conversion Price is subject to adjustment upon the occurrence of certain events, such as below market or Conversion Price issuances or stock dividends or stock splits of the Common Stock. In addition, the Conversion Price in effect on June 29, 1998 (the "Reset Date") will be adjusted and reset effective as of the Reset Date if the average closing bid price of the Common Stock for the 20 consecutive trading days immediately preceding the Reset Date (the "12 Month Trading Price") is less than 140% of the then applicable Conversion Price (a "Reset Event"). Upon the occurrence of a Reset Event, the then applicable Conversion Price will be reduced to be equal to the greater of (i) the 12 Month Trading Price divided by 1.40, and (ii) 25% of the then applicable Conversion Price. The 29,998,511 Contingent Shares included in the Registered Shares assumes the Conversion Price is reduced to $.3429.

                            INCOME TAX CONSIDERATIONS

         Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.


                              SELLING STOCKHOLDERS

         The Registered Shares are being registered pursuant to registration rights granted to the Selling Stockholders. As of March 24, 1998, there were 172 Selling Stockholders. Common Stock ownership information is based solely upon either information furnished to the Company or reports furnished to the Company by the respective individuals or entities, as the case may be, pursuant to the rules of the SEC.

         The following table sets forth as of March 24, 1998 (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock owned by or issuable to such holder upon conversion or exercise of outstanding securities (excluding the Contingent Shares), (iii) the number of Contingent Shares issuable under certain circumstances after June 29, 1998 (see "Capital Stock"),
(iv) the number of shares of Common Stock eligible to be sold by each Selling Stockholder and (v) the number and percentage of shares of Common Stock to be owned by each such holder following the completion of this offering. The number of shares of Common Stock set forth in (iv) above, and under the caption "Registered Shares Eligible to be Sold as of March 24, 1998" below represents the aggregate number of shares of (A) Common Stock issuable upon conversion of the Series D Preferred Stock owned by each Selling Stockholder, (B) Common Stock issuable upon exercise of the Class D Warrants, the Initial Warrants and the Line of Credit Warrants and (C) Common Stock issued in connection with the Consulting Agreements (assuming for (A) and (B) the present conversion/exercise rates under the terms of the Series D Preferred Stock, the Class D Warrants, the Initial Warrants and the Line of Credit Warrants, respectively), in each case as of March 24, 1998. Except as noted below, none of the Selling Stockholders named in the following table has had any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998    After Sale    Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

Abeshouse, Mark(5)                             3,496                9,346                3,496                 0            *

Ain, Ross D.                                  22,192               62,576               22,192                 0            *

Altschul Investment Group                    110,960              312,881              110,960                 0            *

Altschuler, Robert                            27,740               78,220               27,740                 0            *

Aries Domestic Fund, L.P.(1)               5,053,220            6,815,815            5,025,770            27,450            *

Armen Offshore Fund                          110,960              312,881              110,960                 0            *

Armen Partners L.P.                          277,401              782,202              277,401                 0            *

Arterio, Inc.                                 55,480              156,441               55,480                 0            *

Banque SCS Alliance SA                       221,921              625,761              221,921                 0            *

Barness, Amnon & Caren                        55,480              156,441               55,480                 0            *

Bedzow, Benjamin                              11,096               31,288               11,096                 0            *

Benjamin Jesselson 4/8/71 Trust              221,921              625,761              221,921                 0            *

Bercuvitz, Mark                              388,361            1,095,083              388,361                 0            *

Bluestone Capital Partners(6)                  3,467                9,268                3,467                 0            *

Brady, James W.                               11,096               31,288               11,096                 0            *

Brapo Associates                              27,740               78,220               27,740                 0            *

Broy, Anthony                                 55,480              156,441               55,480                 0            *

BRT Partnership by Solomon A.                166,440              469,322              166,440                 0            *
Weisgal Trustee/Partner

Burgess, Helene                               55,480              156,441               55,480                 0            *

Carlos Plancarte G.N. Leonor &                33,288               93,864               33,288                 0            *
P. De Maravan

Cass & Co. - Magnum Capital                  110,960              312,881              110,960                 0            *
Growth Fund

Cerrone, Gabriel                              55,480              156,441               55,480                 0            *

Chasanoff, Ted                                13,870               39,110               13,870                 0            *

Comox Co. Ltd                                110,960              312,881              110,960                 0            *

Conrads, Robert J.                            83,220              234,661               83,220                 0            *

Cooperative Holding Corporation               27,740               78,220               27,740                 0            *

Cox, Jr., Archibald                          166,440              469,322              166,440                 0            *

Davis, Mort                                   27,740               78,220               27,740                 0            *

Dee, John F. (2)                              27,740               78,220               27,740                 0            *

de Ramirez, Elke R.                           11,096               31,288               11,096                 0            *

Diamond, Nathan P. & Lauren S.                27,740               78,220               27,740                 0            *

DiFalco, Nicholas                             55,480              156,441               55,480                 0            *


                                      -21-



                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998     After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

Diversified Fund, Ltd.                       554,801            1,564,404              554,801                 0            *

Domaco Venture Capital Fund                   27,740               78,220               27,740                 0            *

Drax Holdings, LP                            277,401              784,202              277,401                 0            *

Edelman, Joe(4)                               20,921               55,928               20,921                 0            *

Erica Jesselson 1994 CLAT                    221,921              625,761              221,921                 0            *

Erica Jesselson 6/2/89 Trust                 443,841            1,251,523              443,841                 0            *

Faisal Finance (Switzerland) S.A.            221,921              625,761              221,921                 0            *

Falk, Robert I.                              110,960              312,881              110,960                 0            *

Farber, S. Edmond(6)                          31,207               83,426               31,207                 0            *

Fatoullah, Elliot L.                          13,870               39,110               13,870                 0            *

Ronald A. Fatoullah Profit                    13,870               39,110               13,870                 0            *
Sharing Plan, Cowen & Co.
Custodian

Feshbach, Joseph                              55,480              156,441               55,480                 0            *

Finkelstein, Jerry                            55,480              156,441               55,480                 0            *

Fishbane, Jordan                              16,664               46,932               16,664                 0            *

Florin, Marc(4)                               19,973               53,394               19,973                 0            *

Fried, Jr., Albert                           110,960              312,881              110,960                 0            *

Frolich, Craig                                27,740               78,220               27,740                 0            *

Frolich, Gerald & Gloria                      27,740               78,220               27,740                 0            *

Gala Trading Corp.                            27,740               78,220               27,740                 0            *

GHA Management Corporation                   110,960              312,881              110,960                 0            *

Giamanco, Joseph                              55,480              156,441               55,480                 0            *

Gibralt Holdings Ltd.                        110,960              312,881              110,960                 0            *

Gittis, Howard                               110,960              312,881              110,960                 0            *

Goldstein, Gilbert                            27,740               78,220               27,740                 0            *

H. Gittis Irrevocable Trust UIT               27,740               78,220               27,740                 0            *
12/23/88, Gilbert Goldstein,
Trustee

Goodman, Frank                                11,096               31,288               11,096                 0            *

Gordon, Michael                               13,870               39,110               13,870                 0            *

Gross, John S.                                13,870               39,110               13,870                 0            *

Gross, Martin                                 27,740               78,220               27,740                 0            *

Hambly, David C.                              11,096               31,288               11,096                 0            *

Highcloud Investment Corp.                   110,960              312,881              110,960                 0            *

Hight, Norton F.                              27,740               78,220               27,740                 0


                                      -22-


                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998    After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

Hikari Power                                 110,960              312,881              110,960              0              *

Horowitz Family Trust, Richard                27,740               78,220               27,740              0              *
M. Horowitz, Trustee

Ivan Kaufman Grantor Retained                221,921              625,761              221,921              0              *
Annuity Trust

Jackson Hole Investments                     110,960              312,881              110,960              0              *
Acquisition, L.P.

Jensen, Peter L.                              27,740               78,220               27,740              0              *

J.F. Shea & Co., Inc. as                     332,881              938,642              332,881              0              *
Nominee 1997-32

Kane, Patrick M.                              27,740               78,220               27,740              0              *

Kash, Peter(4)                               216,733              579,393              216,733              0              *

Katzmann, Scott(4)                            97,978              261,925              97,978               0              *

Kendall, Jr., Donald R.                       83,220              234,661               83,220              0              *

Kessel, Lawrence & Shirley                    27,740               78,220               27,740              0              *

Keys Foundation                              277,401              782,202              277,401              0              *

Klein, Robert & Gluck, Myriam                 55,480              156,411               55,480              0              *

Knox, John(4)                                  4,162               11,126                4,162              0              *

Koch, David H.                               110,960              312,881              110,960              0              *

Koppelman, Scott & Amy                        27,740               78,220               27,740              0              *

Kotel, Ira L.                                 27,740               78,220               27,740              0              *

Kratchman, Martin(4)                          38,836              103,820               38,836              0              *

L & D Partnership                             27,740               78,220               27,740              0              *

Lazar, Ronald(6)                               3,467                9,268                3,467              0              *

Laura Gold Galleries Ltd. Profit              27,740               78,220               27,740              0              *
Sharing Trust

Ronald M. Lazar IRA, Cowen &                  27,740               78,220               27,740              0              *
Co. Custodian

Lenchner, Gregory & Domenica                  27,740               78,220               27,740              0              *

Levine, Jeff(4)                               11,096               29,663               11,096              0              *

Levitin, Eli                                 110,960              312,881              110,960              0              *

LGT Bank in Liechtenstein AG                 110,960              312,881              110,960              0              *

Lieberman, Henry N.                           27,740               78,220               27,740              0              *

Loeb Jr., John L.                             27,740               78,220               27,740              0              *

Lorch, Ronald & Karen                         27,740               78,220               27,740              0              *

Lydon, Jr., Harris R. L.                      27,740               78,220               27,740              0              *

Maeda, Susumu                                110,960              312,881              110,960              0              *

Managed Risk Trading, L.P.                   110,960              312,881              110,960              0              *

Manus, Mark J.                                27,740               78,220               27,740              0              *

Masada I Limited Partnership                  55,480              156,441               55,480              0              *

McInerney, Tim(4)                             91,182              243,757               91,182              0              *

McNiff, John P.                               55,480              156,441               55,480              0              *


                                      -23-


                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998            Preferred Stock        March 24, 1998    After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

MDBC Capital Corp.                            55,480             156,441              55,480             0             *

Michael G. Jesselson 4/8/71 Trust            221,921             625,761             221,921             0             *

Wolfe Model IRA, Cowen & Co.                  13,870              39,110              13,870             0             *
Custodian

Moonlight International Ltd.                 277,401               782,202              277,401            0            *

M.S.B. Research Inc.                          55,480               156,441               55,480

Nagle, Arthur J.                              27,740                78,220               27,740            0            *

John G. Nardi IRA, Morgan                     22,192                62,576               22,192            0            *
Stanley Custodian

Natiello, Joseph A.                          110,960               312,881              110,960            0            *

Negrin, Renato                               110,960               312,881              110,960            0            *

Netter, Drew M. & Carin S.                    27,740                78,220               27,740            0            *

Nikki Establishment for Fashion               55,480               156,441               55,480            0            *
and Market Research

Novick, Samuel & Esta                        110,960               312,881              110,960            0            *

NU Twins, LLC                                110,960               312,881              110,960            0            *

Olivera, Steven M. & Bernadette              166,440               469,322              166,440            0            *

Omicron Investment Corporation                55,480               156,441               55,480            0            *

Ostrovsky, Paul D. & Rebecca L.               24,411                68,834               24,411            0            *

Ostrovsky, Steven N.                          83,220               234,661               83,220            0            *

Oxcal Venture Fund, L.P.                     110,960               312,881              110,960            0            *

Oyler, John V. (2)                            23,302                65,705               23,302            0            *

Palmetto Partners, Ltd.                      221,921               625,761              221,921            0            *

Paramount Capital, Inc.(1)                 4,482,240            12,840,795            4,482,240            0            *

Peterson, William & Catherine                 27,740                78,220               27,740            0            *

Polak, Anthony G.(6)                          17,337                46,347               17,337            0            *

Anthony G.Polak IRA, Cowen &                  27,740                78,220               27,740            0            *
Co. Custodian

Jack Polak Profit Sharing Plan,               27,740                78,220               27,740            0            *
Cowen & Co. Custodian

Pomper, Catherine M.                          55,480               156,441               55,480            0            *

Ponzio, Nicholas                              55,480               156,441               55,480            0            *

Porter Partners, LP                          166,440               469,322              166,440            0            *

Prager, Tis                                  110,960               312,881              110,960            0            *


                                      -24-


                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998     After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

Reliance Insurance Company                 1,109,603             3,128,808            1,109,603                 0            *

Charles Re Profit Sharing Plan,               13,870                39,110               13,870                 0            *
Cowen & Co. Custodian

RHL Associates L.P.                           55,480               156,441               55,480                 0            *

Rick Steiner Productions Inc.                 33,288                93,864               33,288                 0            *

RL Capital Partners                           55,480               156,441               55,480                 0            *

Rosenwald, Lindsay A. (1)(4)               2,866,393             7,662,732            2,866,393                 0            *

Rothschild, Jonathan                          55,480               156,441               55,480                 0            *

Rubin, Wayne L.(4)                           130,213               348,099              130,213                 0            *

Ruggeberg, Karl(4)                            23,967                64,071               23,967                 0            *

Ruttenberg, David W.                          27,740                78,220               27,740                 0            *

Schaefer, Rowland                            110,960               312,881              110,960                 0            *

Schonzeit, Andrew W.                          55,480               156,441               55,480                 0            *

Schubach, Clark                               55,480               156,441               55,480                 0            *

Selz, Bernard                                277,401               782,202              277,401                 0            *

Shaw, H.L. & D.M.                             55,480               156,441               55,480                 0            *

Simon, Ronald I.                              13,870                39,110               13,870                 0            *

Sirotkin, Martin                              55,480               156,441               55,480                 0            *

Slovin, Bruce                                166,440               469,322              166,440                 0            *

Smith, Richard A.                             55,480               156,441               55,480                 0            *

Solomon, Deborah(4)                           13,038                34,855               13,038                 0            *

Sovereign Partners L.P.                      221,921               625,761              221,921                 0            *

Sparx Asset Management(6)                     24,966                66,742               24,966                 0            *

Sternheim, Howard & Sharon                    27,740                78,220               27,740                 0            *

Stevens-Knox & Associates, Inc.               55,480               156,441               55,480                 0            *

Strassman, Joseph & Barbara                  110,960               312,881              110,960                 0            *

Strassman, Richard(4)                         13,038                34,855               13,038                 0            *

Strauss, Gary J.                              27,740                78,220               27,740                 0            *

Suan Investments Inc.                        110,960               312,881              110,960                 0            *

Superius Securities Group, Inc.,             110,960               312,881              110,960                 0            *
Money Purchase Plan, Inc.

Tarica, Michele                               13,870                39,110               13,870                 0            *

Tarragona Fund Inc.                          277,401               782,202              277,401                 0            *

Tauber, Herman                               221,921               625,761              221,921                 0            *

Taub, Hindy H.                                55,480               156,441               55,480                 0            *

Teitelbaum, Myron M.                          83,220               234,661               83,220                 0            *

The Alfred J. Anzalone Family                 55,480               156,441               55,480                              *
Limited Partnership


                                      -25-


                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998    After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

The Aries Trust(1)                         9,416,276            12,657,942            9,352,226            64,050            *

The Century Trust, David &                    55,480               156,441               55,480                 0            *
Susan Wilstein,
Trustees

The Jerusalem Fund, Inc.                      27,740                78,220               27,740                 0            *

Trustee for The Osterweis                     27,740                78,220               27,740                 0            *
Revocable Trust U/A/ dated
9/13/93, John S. Osterweis

Toll, Bruce E.                                55,480               156,441               55,480                 0            *

Ts'o, Paul O.P.(3)                                 0                                                                         *

Tuppatsch, Raymond                            55,480               156,441                55,480

United Congregation Mesora                 1,109,603             3,128,808             1,109,603             0             *

Valori Associates Inc.                        27,740                78,220                27,740             0             *

Walko, Mark & Lombardi,                       27,740                78,220                27,740             0             *
Blanche

Walner, David R. (1)(4)                      102,358               273,634               102,358             0             *

Warwinick Investments Ltd.                   110,960               312,881               110,960             0             *

Webster, Sharon B.(3)                              0                                                                       *

Weiss, Branco                                554,801             1,564,404               554,801

Weiss, Melvyn                                277,401               782,202               277,401             0             *

Weiss, Michael S.(1)(4)                      148,327               396,523               148,327             0             *

Whetten, Robert J.                            83,220               234,661                83,220             0             *

Wise, Alan & Teri                             27,740                78,220                27,740             0             *

Wolfson, Aaron                                83,220               234,661                83,220             0             *

Wolfson, Abraham                              55,480               156,441                55,480             0             *

Wolf, David A.                                27,740                78,220                27,740             0             *

Yamazaki, Yoshimasa                          110,960               312,881               110,960             0             *

Youner, Lauren(4)                             31,738                84,845                31,738             0              *

Zapco Holdings, Inc. Deferred                 55,480               156,441                55,480             0             *
Compensation Plan Trust


                                      -26-


                                   Shares of Common
                              Stock (Excluding Contingent
                               Shares) Held or Issuable
                                Upon Conversion of the
                              Series D Preferred Stock or
                                Exercise of the Class D       Contingent Shares
                             Warrants, the Initial Warrants     Issuable Upon      Registered Shares     Shares of
                             or the Line of Credit Warrants,   Conversion of      Eligible to be Sold  Common Stock    % of Common
                                   in each case as of             Series D               as of          To Be Held     Stock To Be
Name                                 March 24, 1998           Preferred Stock        March 24, 1998     After Sale   Held After Sale
----                              -------------------         ---------------      -----------------    -----------  ---------------

Zeff, Kal                                    221,921               625,761               221,921             0             *

Zucker, Uzi                                  110,960               312,881               110,960             0             *


--------------------

*    Less than one percent

(1) Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager of The Aries Trust and the general partner of the Aries Domestic Fund, L.P. Dr. Lindsay Rosenwald, the President and Chairman of Paramount Capital, Inc., a Delaware corporation ("Paramount"), is the President and Chairman of PCAM and may be deemed the beneficial owner of the voting securities of the Company owned by The Aries Funds and Paramount. Paramount served as the placement agent for the Company's June 1997 Private Placement. Michael S. Weiss, Vice Chairman and Director of the Company, is a Senior Managing Director of Paramount. David R. Walner, the Secretary of the Company, is an Associate Director of Paramount and Secretary of PCAM. The Aries Funds have the contractual right to appoint a majority of the members of the Board of Directors of the Company.

(2) John F. Dee and John V. Oyler served as the Company's interim management team from May 6, 1997 until September 30, 1997.

(3) Paul O.P. Ts'o and Sharon B. Webster resigned as directors of the Company on September 11, 1997.

(4)  Employees, salespersons or other affiliates of Paramount.

(5)  Formerly employed by, and/or associated with, Paramount.

(6)  Is  associated  with,  or  acted  as,  a  selected  dealer  in the  Private
     Placement.

                              PLAN OF DISTRIBUTION

         Pursuant to this Registration Statement, the Registered Shares may be sold by the Selling Stockholders from time to time while this Registration Statement is effective in the over-the-counter market at prices and terms prevailing at the time of sale, in privately negotiated transactions or a combination of these methods, without notice to the Company. Although the Selling Stockholders have not advised the Company that they currently intend to sell any of the Registered Shares, pursuant to this Registration Statement, the Selling Stockholders may choose to sell all or a portion of the Registered
Shares from time to time in the manner described herein. There can be no assurance that any of the Selling Stockholders will sell any or all of the Registered Shares eligible to be sold by them. The methods by which the Registered Shares may be sold by the Selling Stockholders in one or more of the following transactions may include: (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) over-the-counter distributions in accordance with the rules of the Nasdaq SmallCap Market, (d) ordinary brokerage transactions in which the broker solicits purchasers and (e) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker or dealer acts as agent for the purchaser of such shares, from such purchaser). Broker or dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to such Selling Stockholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other brokers or dealers, including transactions, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection as described above.

         75% of the Registered Shares underlying the Series D Preferred Stock and Class D Warrants purchased in the Private Placement shall be subject to a "lock-up" for the first three months following the effective date of this Registration Statement (the "Effective Date"). Thereafter, 50% of such Registered Shares will be subject to such a "lock-up" until six months following the Effective Date and 25% of such Registered Shares will be "locked-up" until the nine months following the Effective Date. 25% of such Registered Shares will not be subject to any contractual lock-up. During such "lock-up" period, the holders of such Series D Preferred Stock and Class D Warrants will be restricted from exercising or converting, as the case may be, any such shares of Series D Preferred Stock or Class D Warrants.

         The Company is bearing the costs relating to this registration of the Registered Shares, including, without limitation, registration fees, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by this registration (but excluding fees of legal counsel for any Selling Stockholder). All discounts or commissions will be borne by the Selling Stockholders. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders in all open market transactions. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Registered Shares may be determined to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         At the time a particular offer for Registered Shares is made as herein contemplated, by or on behalf of a Selling Stockholder, to the extent required, a Prospectus will be distributed by the Selling Stockholder which will set forth the number of Registered Shares being offered and the terms of such offering, including the name or names of any underwriters, dealers or agents, if any, and to the extent that an underwriter is involved, the purchase price paid by any underwriter for shares purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         From time to time, this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, after notice from the Company, the Selling Stockholders are required to cease sales until the Prospectus has been supplemented or amended.

         The Company will inform the Selling Stockholders that the terms and arrangements of any underwritten offering must be filed with the National Association of Securities Dealers, Inc. (the "NASD") for its review pursuant to
Section 2710 of the NASD's Corporate Financing Rules.

         The Company will inform the Selling Stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of the Registered Shares. The Company will also advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares.

         Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. These Selling Stockholders will be notified that they should not commence any distribution of Registered Shares unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby are being passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York.


                                     EXPERTS

         The consolidated financial statements of Genta Incorporated and the financial statements of Genta Jago at December 31, 1997 and 1996 , and for each of the three years in the period ended December 31, 1997 appearing in Genta's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (the report on Genta Incorporated contains an emphasis paragraph with respect to the Company's ability to continue as a going concern) included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

                             ----------------------


            TABLE OF CONTENTS

                                      Page

Available Information..................                   65,548,982
Documents Incorporated by
  Reference............................                  Common Stock
Recent Developments....................
Business Summary.......................
Risk Factors...........................
Use of Proceeds........................
Capital Stock..........................
Income Tax Considerations..............
Selling Stockholders...................
Plan of Distribution...................                      GENTA
Legal Matters..........................                  INCORPORATED
Experts................................

                                                        --------------

                                                          PROSPECTUS

                                                        --------------

                                                       January __, 1998


------------------------------------     ---------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee and the Nasdaq SmallCap Market listing fee.

                                                                   Amount
                                                                   ------

         SEC registration fee................................      32,278
         Blue Sky fees and expenses..........................
         Accounting fees and expenses........................      10,000
         Printing and engraving expenses.....................
         Legal fees and expenses.............................
         Transfer agent's fees...............................
         Nasdaq SmallCap Market listing fee..................
         Miscellaneous fees and expenses.....................
                  Total......................................


Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

         Article VIII of the Company's Restated Certificate of Incorporation and
Article VII, Section 6 of the Company's By-laws provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by law.

         As permitted by Sections 102 and 145 of the Delaware GCL, the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of such director's fiduciary duty, except for liability under
Section 174 of the Delaware GCL or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

         In addition, the Company has entered, or intends to enter, into separate indemnification agreements with its directors and officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

         The registration rights provisions of the Company's Subscription Agreements entered into by the Company and its Series D Preferred Stock investors, including the Selling Stockholders, provide for cross-indemnification of the Selling Stockholders and of the Company, its officers, directors and agents for certain liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits


       Exhibit
        Number        Description of Document
        ------        -----------------------

          4.1* Form of Subscription Agreement entered into between the Company and certain purchasers of Series D Convertible Preferred Stock and Class D Warrants

          4.2* Restated Certificate of Incorporation of the Company, as amended

          5.1*        Opinion of Kramer, Levin, Naftalis & Frankel

         23.1         Consent of Ernst & Young LLP, Independent Auditors

         23.2*        Consent of Kramer,  Levin, Naftalis & Frankel (included
                      in  its   opinion   filed  as   Exhibit   5.1  to  this
                      Registration Statement)

         24.1 Power of Attorney (included on the signature page of Amendment No. 1 to this Registration Statement, filed on January 21, 1998).

------------
*    To be filed by amendment.


Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previous disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs
(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on March 23, 1998.

                           GENTA INCORPORATED



                           /s/Kenneth G. Kasses, Ph.D.
                           ------------------------------
                           Kenneth G. Kasses, Ph.D.
                           President, Principal Executive Officer and Director



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by Kenneth G. Kasses and Robert E. Klem, in their respective individual capacities and by Kenneth G. Kasses on behalf of the following persons, pursuant to the Power of Attorney attached hereto as Exhibit 24.1, in the capacities and on the dates indicated.


          Signature(s)                           On behalf of                                Capacity                      Date
          ------------                           ------------                                --------                      ----

    /s/Kenneth G. Kasses, Ph.D.               Kenneth G. Kasses, Ph.D.           President, Principal Executive      March 23, 1998
    ---------------------------                                                       Officer and Director
    Kenneth G. Kasses, Ph.D.

    /s/Robert E. Klem, Ph.D.                   Robert E. Klem, Ph.D.             Principal Accounting Officer,       March 23, 1998
    ---------------------------                                                    Principal Financial Officer,
    Robert E. Klem, Ph.D.                                                          Vice President and Director

    /s/Kenneth G. Kasses, Ph.D.               Glenn L. Cooper, M.D.                        Directors                 March 23, 1998
    ---------------------------                Donald G. Drapkin
                                           Lawrence J. Kessel, M.D.
                                              Peter Salomon, M.D.
                                            Bobby W. Sandage, Jr., Ph.D.
                                                Andrew J. Stein
                                               Harlan J. Wakoff
                                               Michael S. Weiss



                                  EXHIBIT INDEX


 Exhibit                                                            Sequentially
  Number       Exhibit                                             Numbered Page

    4.1* Form of Subscription Agreement entered into between the Company and certain purchasers of Series D
               Preferred Stock and Class D Warrants

    4.2* Restated Certificate of Incorporation of the Company, as amended

    5.1*       Opinion of Kramer, Levin, Naftalis & Frankel


   23.1        Consent of Ernst & Young LLP, Independent Auditors


   23.2*       Consent of Kramer, Levin, Naftalis & Frankel
               (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

   24.1 Power of Attorney (included on the signature page of Amendment No. 1 to this Registration Statement, filed on January 21, 1998).

------------------

* To be filed by amendment.


                                      II-6